Exhibit 99.1

For Additional Information:

Media Contact:	Business Contact:	Investor/Analyst Contact:
Rich Miller	Chris Crosby	Pamela Matthews
415-462-5633	214-231-2491	415-738-6532
rmiller@digitalrealtytrust.com	ccrosby@digitalrealtytrust.com	pmatthews@digitalrealtytrust.com

DIGITAL REALTY TRUST, INC. SIGNS AGREEMENTS WITH TEL(X) TO

PROVIDE CUSTOMERS WITH ENHANCED MEET-ME-ROOM SERVICES

tel(x) to Manage Meet-Me-Room Operations in Ten Digital Realty Trust Facilities

San Francisco – November 27, 2006 – Digital Realty Trust, Inc. (NYSE: DLR), a leading owner and manager of corporate datacenters and Internet gateways, has signed agreements with The tel(x) Group, Inc., a premier operator of telecom meet-me network interconnection facilities, to provide enhanced Meet-Me-Room services to customers. Through these agreements, tel(x) will lease and be the exclusive manager of the Meet-Me-Rooms in ten Digital Realty Trust facilities in the United States, providing customers with fully managed environments for establishing critical interconnections between the networks of leading Internet companies, enterprises and global telecommunications providers. Digital Realty Trust will work closely with tel(x) over the coming months to manage the transition of Meet-Me-Room operations to the tel(x) team.

“Partnering with tel(x) will provide customers in Digital Realty Trust facilities with 24/7 hands-on Meet-Me-Room services from a company with an international reputation for excellence in the Meet-Me-Room environment,” said Michael F. Foust, Chief Executive Officer of Digital Realty Trust. “These agreements benefit Digital Realty Trust customers by transitioning an ancillary part of our business to a true expert in the field whose 100 percent focus on Meet-Me-Room services significantly enhance the value proposition for our tenants. At the same time, it allows Digital Realty Trust to focus on our core business of owning, managing and building datacenter facilities.”

“This partnership is very positive for tel(x) and our customers because it gives us a presence in ten world-class facilities in markets where demand for interconnection services are strong,” said Hunter Newby, Chief Strategy Officer of tel(x). “We will be working closely with Digital Realty Trust and its Meet-Me–Room customers to ensure that this transition is seamless. We look forward to expanding the services that are

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available in these Meet-Me-Rooms and standardizing the physical layer interconnection process across all twelve facilities in the tel(x) portfolio.”

J. Todd Raymond, tel(x)’s President and Interim CEO, added “Creating a nationwide network of Meet-Me-Room operations is a mission we have focused on for years and reaching that goal with Digital Realty Trust brings together the two premier operators and brand names in the industry, creating an unparalleled value proposition for customers.”

The Meet-Me-Rooms managed by tel(x) will continue to offer Meet-Me-Room customers connectivity to the Turn-Key Datacenters in Digital Realty Trust facilities. tel(x) also offers all Meet-Me-Room customers a direct connection at the physical layer and free cross-connects between customers in the interconnection area of tel(x) Meet-Me-Rooms– ensuring continuity of two key amenities that customers value about the Meet-Me-Rooms in Digital Realty Trust facilities.

Through these agreements, tel(x) will lease the Meet-Me-Room facilities in the following Digital Realty Trust facilities:

o	300 Boulevard East in Weehawken, NJ

o	113 North Myers Street in Charlotte, NC

o	36 NE 2nd Street in Miami, FL

o	350 East Cermak Road in Chicago, IL

o	600 South Federal in Chicago, IL

o	2323 Bryan Street in Dallas, TX

o	200 Paul Avenue in San Francisco, CA

o	600 West 7th Street in Los Angeles, CA

o	1100 Space Park Drive in Santa Clara, CA

o	120 East Van Buren Street in Phoenix, AZ

About tel(x)

tel(x) is an internationally recognized, premier operator of telecom “meet-me” network interconnection facilities. The tel(x) facilities are considered two of the most densely populated “core” interconnect sites in North America. More than 250 networks physically converge within tel(x)’s New York City facility, and more than 100 networks physically converge within its Atlanta facility. Often described as a “marketplace” for network services, tel(x) actively promotes, encourages, and facilitates telecom business opportunities between and among its carrier and enterprise customers. tel(x) is a privately held company, headquartered in New York City, USA.

About Digital Realty Trust, Inc.

Digital Realty Trust, Inc. owns, acquires, repositions and manages technology-related real estate. Digital Realty Trust’s 56 properties contain applications and operations critical to the day-to-day operations of technology industry tenants and corporate enterprise datacenter tenants. Comprising approximately 10.9 million rentable square feet, including 1.3 million square feet of space held for redevelopment, Digital Realty Trust’s portfolio is located in 24 markets throughout North America and Europe. For additional information, please visit the Digital Realty Trust’s website at http://www.digitalrealtytrust.com.

Safe Harbor Statement

This press release contains forward-looking statements which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include adverse economic or real estate developments in the Company’s markets or the technology industry; general economic conditions; defaults on or non-renewal of leases by tenants; increased interest rates and operating costs; inability to manage domestic and international growth effectively; failure to obtain necessary outside financing; decreased rental rates or increased vacancy rates; difficulties in identifying properties to acquire and completing acquisitions at acceptable return levels; failure to successfully operate acquired properties and operations, failure of acquired properties to perform as expected; failure to successfully redevelop properties acquired for such purposes; failure to maintain the Company’s status as a REIT; environmental uncertainties and risks related to natural disasters; financial market fluctuations; changes in foreign currency exchange rates; risks of operating in foreign markets; and changes in real estate and zoning laws and increases in real property tax rates. For a further list and description of such risks and uncertainties, see the reports and other filings by the Company with the United States Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2005. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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